Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2023 THIRD QUARTER NET SALES

New York, New York, October 23, 2023, Inter Parfums, Inc. (NASDAQ GS: IPAR) (“Inter Parfums” or the “Company”) today announced that for three months ended September 30, 2023, net sales rose to $368 million, up 31% from $280 million, in the third quarter of 2022.

Net Sales: ($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Total Inter Parfums, Inc	$368	$280	31%	$989	$776	27%
European based product sales	$233	$198	18%	$662	$547	21%
United States based product sales	$135	$82	64%	$327	$229	43%
At comparable foreign currency exchange rates, consolidated net sales for three months and nine months ended September 30, 2023, increased 27% and 26%, respectively, compared to same periods last year. Of note, the average dollar/euro exchange rate for the current third quarter was 1.09 compared to 1.01 in the third quarter of 2022, while for the first nine months of 2023, the average dollar/euro exchange rate was 1.08 compared to 1.06 in the same period in 2022, leading to a positive 4% and 1% foreign exchange impact for the quarter and first nine months, respectively.

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, stated, “Strong market conditions, in combination with increased market share driven by new product launches, brand extensions, and the continued popularity of our legacy scents, led to 31% sales growth for the total company during the third quarter, and 27% on a year-to-date basis.

“Our European based operations grew sales 18% during the third quarter, and all of our brands achieved top line growth. Sales of our three largest brands, Coach, Montblanc, and Jimmy Choo increased by 32%, 20% and 6%, respectively. Of note, in last year’s third quarter, Jimmy Choo sales rose 15%.

“Our more recent launches, including Jimmy Choo Rose Passion, Montblanc Signature Absolue and Explorer Platinum, and Coach Green and Love have continued to be strong performers. Our mid-sized brands, Lanvin, Kate Spade, Rochas, Van Cleef & Arpels, and Karl Lagerfeld also achieved sales growth.”

Mr. Madar continued, “Within our U.S. based operations, our 64% growth during the third quarter was primarily driven by outstanding performances in Donna Karan/DKNY, GUESS, and Ferragamo. These brands saw 230%, 59% and 55% growth, respectively. As a reminder, Donna Karan/DKNY joined our portfolio in July of 2022, which helps explain the brands’ exceptional year-over-year performance.

“During the quarter, we launched the GUESS Originals trio of fragrances, a collection of gender-inclusive fragrances, Hollister’s Feelin’ Good duo, and initiated Phase 1 of the Abercrombie & Fitch Fierce distribution roll-out. We began with introductory distribution of this iconic fragrance in select markets and expect the majority of the Phase 1 distribution to roll-out during the fourth quarter.

“We also introduced our first brand extension for DKNY, Be Delicious Orchard St., and it has performed exceptionally well since its launch in August. As previously expected, the fashion house duo, Donna Karan/DKNY, is now our second largest brand within our U.S. based operations.”

Mr. Madar concluded, “We are continuing to dedicate appropriate resources to ensure maximum effort and output for our licensors, suppliers, distributors, and manufacturers, particularly as we head into the holiday season. We believe we are well positioned to meet the demand of our retailers and consumers on our way to another record year.”

An update on the Company’s full-year 2023 guidance will be announced in conjunction with the issuance of third quarter 2023 consolidated results.

About Inter Parfums, Inc.:

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, Ungaro, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2022 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Investor Relations Counsel
Chief Financial		Officer Karin Daly (212) 836-9623 / kdaly@equityny.com
(212) 983-2640		Linda Latman (212) 836-9609 / llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com